Exhibit 10.5(c)

SITEL Corporation

FREEZING OF EXECUTIVE WEALTH ACCUMULATION PLAN

SITEL Corporation, a Minnesota corporation, hereby terminates all contributions to the SITEL Corporation Executive Wealth Accumulation Plan (the “Plan”), on and after December 31, 2004. Notwithstanding the termination of contributions to the Plan, the current Deferred Benefit Accounts of all Participants shall continue to be held and administered in accordance with the Plan. Capitalized terms used in this document shall have the same meaning as set forth in the Plan.

IN WITNESS WHEREOF, this document is executed on behalf of SITEL Corporation this 10th day of December, 2004.

SITEL CORPORATION

By:	/s/ James F. Lynch
James F. Lynch, CEO